Exhibit 99.1

Park-Ohio Prices $350 Million Debt Offering

Cleveland, Ohio, April 5, 2017. Park-Ohio Industries, Inc. (the “Company”), a subsidiary of Park-Ohio Holdings Corp. (NASDAQ: PKOH), today announced that it has priced its offering of $350.0 million aggregate principal amount of 6.625% Senior Notes due 2027 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be general unsecured obligations of the Company and will be guaranteed, with certain exceptions, by the Company’s existing and future domestic subsidiaries. In connection with the offering of the Notes, the Company intends to enter into a new revolving credit facility by amending and restating the agreement governing its existing credit facility.
The Company intends to use a portion of the net proceeds from the offering of the Notes to purchase any and all of its outstanding $250.0 million aggregate principal amount of 8.125% senior notes due 2021 in a cash tender offer that it commenced on March 31, 2017. The Company intends to use the remaining net proceeds to repay a portion of the amounts outstanding under its credit facility.
This is not an offer to sell or the solicitation of an offer to buy any securities. The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.
Park-Ohio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, Park-Ohio operates 63 manufacturing sites and 65 supply chain logistics facilities, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

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